Exhibit 99.1
FOR IMMEDIATE RELEASE
ChinaCast Education Corporation Announces Results for the Second Fiscal Quarter Ended June 30, 2007
Beijing, China – August 14, 2007 – ChinaCast Education Corporation (OTCBB: CEUC.OB) (“ChinaCast” or “the Company”), one of the leading e-learning and training services providers to educational institutions, government agencies and corporate enterprises in China, today announced second quarter results for the period ending June 30, 2007.
Highlights for the Second Quarter Ended June 30, 20071
•	Revenue for the second quarter of 2007 came to RMB42.3 million (US$5.6 million), up 7% over the corresponding period in 2006.

•	Net income was up 85% to RMB14.1 million (US$1.9 million) for the second quarter this year compared to RMB 7.6 million (US1.0 million) for 2006.

•	Gross margin improved from 46% in Q2 2006 to 56% in Q2 2007. Net margin increased from 19% in Q2 2006 to 33% in Q2 2007.

•	Basic and diluted earnings per share for the second quarter were RMB0.52 (US$0.07) and RMB0.49 (US$0.06) respectively.

•	The number of students enrolled in post-secondary courses using the Company’s distance learning platform increased by 15% to 116,000 as of June 30, 2007 from 101,000 at the end of June 30, 2006.

•	Filed formal request for NASDAQ listing at end of July
Commenting on the results, Ron Chan, Chairman and Chief Executive Officer, said, “Our solid second quarter performance was highlighted by strong profit and student enrolment growth. We saw meaningful gross and net margin improvement during the quarter, as our equipment sales from previous quarters resulted in strong growth in our service revenues the first half of this year.
In the coming quarters, we are committed to expanding the company into more traditional education services and are actively seeking additional growth opportunities, particularly in the post-secondary and career/vocational training sectors.
Financial Results for the Second Quarter Ended June 30, 2007
ChinaCast Education Corporation reports revenues in two ways: service revenue versus equipment revenue and revenue broken out according to the three different education sectors we serve: post-secondary, K-12 and vocational/career training.
Overall total revenues were up by 7% for the second quarter of the year mostly attributed to stronger service income, of a recurring nature, which was up 22% to RMB34.5 million for the second quarter compared with RMB28.2 million last year. Equipment sales, which are mainly project based, declined 32% from RMB11.4 million last year to RMB7.8 million for the second quarter of this year.

[1]	Dollar values are calculated at the exchange rate of US$1=RMB7.6 for the second quarter and first half of 2007 and US$1=RMB8.0 for the same periods in 2006.

Turning to the revenue breakout among educational sectors, the University Distance Learning sector showed the strongest growth for the second quarter with revenues up 18% from last year. Continued strong demand for degrees in higher education has bolstered enrolment in distance learning degree courses with the universities. The number of students enrolled in courses using our distance learning platforms is up 15% with 116,000 students enrolled at the end of June 2007.
Revenue from the K-12 and content delivery business was relatively flat, up only by RMB0.1 million to RMB17.8 million for the second quarter compared with last year, since the number of schools that subscribe for these services has stabilized at 6,500.
Revenue from vocational and career training services and enterprise government training and networking services increased 3% from RMB8.8 million (US$1.1 million) in the second quarter last year to RMB9.1 million for 2007. This modest increase was mainly due to slightly higher service income from a government project.
Cost of sales of the Group decreased by 14% from RMB21.5 million (US$2.7 million) during the second quarter of 2006 to RMB18.5 million (US$2.4 million) during the second quarter of 2007. The considerable reduction was due to lower equipment sales which has lower margins as compared to service revenue.
Gross profit margin increased from 46% in the second quarter of 2006 to 56% in the second quarter of 2007. This increase was a result of the lower proportion of equipment sales, which carry lower margins relative to sales of services.
Selling and marketing expenses increased from RMB0.4 million (US$0.05 million) in the second quarter of 2006 to RMB2.1 million (US$0.3 million) in the second quarter of 2007. The Group was establishing the English training business line in the second quarter of 2007, which resulted in the increase in selling and marketing expenses.
General and administrative expenses increased by 17% to RMB10.9 million (US$1.4 million) in the three months ended June 30, 2007 from RMB9.3 million (US$1.2 million) during the three months ended June 30, 2006. The increase was due to the Group’s expansion and the establishment of the English training business line.
The Group recorded a foreign exchange loss of RMB2.3 million (US$0.3 million) for the second quarter of 2007 compared to a gain of RMB0.2 million (US$25,000) during the second quarter of 2006. This foreign exchange loss results from the continuous appreciation of the RMB against the US dollar, of which the Group has significant holdings, and is unable to convert to RMB due to the exchange control regulations in China.
For the three months ended June 30, 2007, the Group received a management service fee of RMB7.1 million (US$0.9 million), as compared to RMB3.7 million (US$0.5 million) during the three months ended June 30, 2006. The management service fee arose from various agreements with CCL that entitled the Group to the economic benefits of its Beijing Branch — CCLBJ. CCLBJ is in the process of transferring all its outstanding businesses, mainly in post secondary education distance learning, to the Group.
The increase in interest income from RMB2.0 million (US$0.2 million) in the second quarter of 2006 to RMB3.9 million (US$0.5 million) in the second quarter of 2007 was mainly due to the increase in the Group’s cash and term deposits and higher interests rate in China.
Overall, profit before income tax increased from RMB14.3 million (US$1.8 million) in the three months ended June 30, 2006 to RMB19.5 million (US$2.6 million) in the three months ended June 30, 2007, an increase of 37%. The increase was mainly due to a higher proportion of service revenue, which carries higher margins, relative to equipment revenue.
The Group’s share of net investment losses from various joint ventures amounted to RMB0.2 million (US$0.03 million) in the second quarter of 2007 compared to RMB0.2 million (US$0.03 million) in the second quarter of 2006.
Income taxes increased by 86% from RMB2.4 million (US$0.3 million) in the second quarter of 2006 to RMB4.5 million (US$0.6 million) in the second quarter of 2007 as a result of higher profits.
Minority interest of RMB0.6 million (US$0.09 million) for Q2 2007 arose mainly as a result from the 1.94% of CCH shareholders who had not made the exchange for CEC shares by the end of the second quarter of 2007. By 11 July 2007, the Group had acquired those remaining shares, effectively holding 100% of CCH.

Income from continuing operations amounted to RMB14.1 million (US$1.9 million) in the three months ended June 30, 2007 compared to RMB9.7 million (US$1.2 million) in the three months ended June 30, 2006.
In Feb 2007, the Group streamlined its beneficial holding in Tongfang Chuangxin by disposing of its entire stake in Tongfang Education in exchange for a direct 17.85% stake in Tongfang Chuangxin and RMB6.3 million. As a result, the Group cannot consolidate the results of Tongfang Education and Tongfang Chuangxin. The consolidated result of Tongfang Education was shown as income from discontinued operations for the 3 months and 6 months ended June 30 2006 and 2007 respectively. Net loss on discontinued operations amounted to RMB2.1 million (US$0.2 million) and RMBnil (US$nil) for the 3 months ended June 30 2006 and 2007 respectively.
Net income increased significantly by 85% to RMB14.1 million (US$1.9 million) in Q2 2007 from RMB7.6 million (US$0.9 million) in Q2 2006. The increase is mainly due to the increase in service revenue, the improved margin, as well as the drop in loss attributable to discontinued operations.
Highlighted below are the earnings per share and share counts for the second quarter and first half of this year and corresponding periods of 2006.

	Second Quarter			First Half
	2007	2007	2006	2007	2007	2006
Per Share Data	USD	RMB	RMB	USD	RMB	RMB
Earnings per share (Basic)	0.07	0.52	0.46	0.14	1.05	1.01
Share count (Basic)	26,954,945	26,954,945	16,657,872	25,840,030	25,840,030	16,657,872
Earnings per share (Diluted)	0.07	0.49	0.44	0.13	0.99	0.96
Share count (Diluted)	28,463,653	28,463,653	17,416,220	27,313,016	27,313,016	17,381,014
Financial Results for the Six Months Ended June 30, 2007
The revenue for the six months ended June 30 2007 amounted to RMB82.1 million (US$10.8 million) compared to RMB82.0 (US$10.3 million) of revenue for the corresponding period in 2006.
Profit before income tax for the six months ended June 30, 2007, was RMB38.3 million (US$5.0 million), compared to RMB29.1 million (US$3.6 million) for the corresponding period in 2006, an increase of 32%.
Net income for the six months ended June 30, 2007, increased by 61% to RMB27.0 million (US$3.6 million), compared to RMB16.8 million (US$2.1 million) for the six months ended June 20, 2006.
Basic earnings per share for six months ended June 30, 2007, amounted to RMB1.05 (US$0.14) compared to RMB1.01 (US$0.13) in the same period in FY2006. Diluted earnings per share for six months ended June 30, 2007, amounted to RMB0.99 (US$0.13) compared to RMB0.96 (US$0.12) in the same period in FY2006.
Cash and bank balances together with term deposits decreased from RMB721.0 million (US$92.3 million) as at December 31, 2006, to RMB690.1 (US$90.8) million as at June 30, 2007. The decrease of approximately 4.3% was because of the settlement of the accrued professional fees after the consummation of the acquisition exercise.
Outlook for the Third Quarter of Fiscal Year 2007
ChinaCast expects its net revenue in the third quarter of fiscal year 2007 (July 1, 2007, to September 30, 2007) to be in the range of US$5.6 million to US$6.0 million. This forecast reflects ChinaCast’s current and preliminary view, which is subject to change.
Conference Call Information

A conference call to discuss the second quarter financial results, operating performance and business outlook will be held on Wednesday, August 15, 2007, at 8:30 am ET. The discussion will feature remarks by Ron Chan, Chairman and CEO, Tony Sena, CFO and Michael Santos, Chief Marketing and IR Officer.

Conference Call Information	Replay Details
Date: Wednesday, August 15, 2007	The replay will be available from 11:00 pm ET*
Time: 8:30 am ET*	Wednesday August 15, 2007 until midnight ET*
August 29, 2007

Conference Dial In Numbers:	Conference Replay Dial In Numbers:
US/Canada Toll Free: 1 800 310 6649	US/Canada Toll Free: 1 888 203 1112
International: +1 719 457 2693	International: +1 719 457 0820
Pass Code: 8437326
Live Webcast:	Web Replay: http://ir.chinacast.com.cn/events.cfm
http://ir.chinacast.com.cn/events.cfm

*ET=US Eastern Daylight Savings Time
Please access the website approximately 10 minutes prior to the start time in order to download a copy of the company’s second quarter results presentation and to install any necessary software.
About ChinaCast Education Corporation
Established in 1999 with offices in Beijing, Shanghai and Hong Kong, ChinaCast (OTC BB: CEUC) provides e-learning and training services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content distribution, educational portals, language courses and vocational/career training.
ChinaCast Education Corporation seeks to eventually be listed on the NASDAQ exchange. The Company has taken formal steps to do so by filing a request on July 26, 2007, however, the Company has no assurance of the outcome or timing of the approval process.
Cautionary Statement for Purposes of the “Safe Harbour” Provisions of the Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management’s plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company’s Form 10K for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbour for forward-looking statements contained in the Private Securities Litigation Reform Act.
For more information, please contact:

Michael J. Santos, Chief Marketing Officer & Investor Relations Officer
ChinaCast Education Corporation
15/F Ruoy Chai Building
No. 8 Yong An-Dongli, Jianguomenwai Avenue
Beijing 100022, PRC
Tel: (86-10) 6566-7788 ext 1007
Email: mjsantos@chinacast.com.cn,
IR Home Page: http://ir.chinacast.com.cn
US Investor Relations Contact:
Miranda Weeks
Advanced Investor Relations, L.L.C.
Tel: (703) 485-6067
Email: miranda@advancedinvestorrelations.com

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share-related data)

	As of		As of
	June 30, 2007		December 31, 2006
	US$	RMB	RMB
Assets
Current assets:
Cash and cash equivalents	37,988	288,707	278,067
Term deposits	52,820	401,434	442,921
Accounts receivable, net of allowance of RMB148 for both 2007 and 2006, respectively	6,103	46,382	41,692
Inventory — satellite communication related equipment and equipment accessories	423	3,212	3,067
Prepaid expenses and other current assets	916	6,971	5,199
Amounts due from related parties	197	1,496	2,583

Total current assets	98,594	748,202	773,529
Non-current deposits	146	1,106	—
Property and equipment, net	1,480	11,245	14,332
Acquired intangible assets, net	—	—	14,028
Long-term investments	1,786	13,571	5,114
Deferred tax assets	11	86	172
Non-current advances to a related party	17,039	129,498	129,866
Goodwill	256	1,943	3,538

Total assets	119,165	905,651	940,579

Liabilities, minority interest, and shareholders’ equity
Current liabilities:
Accounts payable	2,601	19,765	16,403
Accrued expenses and other current liabilities	4,904	37,273	96,204
Amounts due to related parties	—	—	4,469
Income taxes payable	3,402	25,850	42,769
Current portion of capital lease obligation	14	107	146

Total current liabilities	10,921	82,995	159,991

Non-current liabilities:
Capital lease obligation, net of current portion	—	—	37
Unrecognized tax benefits	3,310	25,155	—

Total non-current liabilities	3,310	25,155	37

Total liabilities	14,231	108,150	160,028

Minority interest	4,220	32,078	145,501

Contingencies (Note 7)
Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 100,000,000 shares authorized in 2007 and 2006; 27,050,128 and 23,140,702 shares issued and outstanding in 2007 and 2006, respectively)	3	21	18
Additional paid-in capital	100,226	761,725	653,000
Statutory reserve	1,141	8,670	9,721
Accumulated other comprehensive loss	(746)	(5,677)	(2,762)
Accumulated deficit	90	685	(24,927)

Total shareholders’ equity	100,714	765,423	635,050

Total liabilities, minority interest, and shareholders’ equity	119,165	905,651	940,579

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share-related data)

	For the three months ended June 30,			For the six months ended June 30,
	2007	2007	2006	2007	2007	2006
	US$	RMB	RMB	US$	RMB	RMB
Revenues:
Service	4,538	34,487	28,215	8,950	68,022	58,812
Equipment	1,024	7,786	11,385	1,856	14,106	23,229

	5,562	42,273	39,600	10,806	82,128	82,041

Cost of revenues:
Service	(1,359)	(10,333)	(10,586)	(2,775)	(21,089)	(21,594)
Equipment	(1,075)	(8,168)	(10,893)	(1,896)	(14,411)	(22,594)

	(2,434)	(18,501)	(21,479)	(4,671)	(35,500)	(44,188)

Gross profit	3,128	23,772	18,121	6,135	46,628	37,853

Operating (expenses) income:
Selling and marketing expenses	(274)	(2,086)	(385)	(364)	(2,765)	(1,059)
General and administrative expenses (including share-based compensation of RMBnil and RMB873 for the six months ended June 30 for 2007 and 2006, respectively, share-based compensation of RMBnil and RMB431 for the 3 months ended June 30 for 2007 and 2006, respectively)	(1,438)	(10,930)	(9,308)	(2,762)	(20,998)	(16,916)
Foreign exchange loss	(303)	(2,299)	162	(414)	(3,143)	(251)
Management service fee	938	7,128	3,721	1,556	11,829	6,831

Total operating expenses, net	(1,077)	(8,187)	(5,810)	(1,984)	(15,077)	(11,395)

Income from operations	2,051	15,585	12,311	4,151	31,551	26,458
Interest income	515	3,917	1,952	898	6,822	2,600
Interest expense	—	(2)	(4)	(4)	(30)	(10)
Other income	—	—	(40)	—	—	—

Income before provision for income taxes, earnings in equity investments minority interest and discontinued operations	2,566	19,500	14,259	5,045	38,343	29,048
Provision for income taxes	(597)	(4,540)	(2,440)	(1,057)	(8,032)	(5,261)

Net income before earnings in equity investments, minority interest, and discontinued operations	1,969	14,960	11,819	3,988	30,311	23,787
Earnings in equity investments	(32)	(240)	(224)	(63)	(479)	(386)
Minority interest	(85)	(649)	(1,932)	(319)	(2,424)	(4,261)

Income from continuing operations	1,852	14,071	9,663	3,606	27,408	19,140

Discontinued operations:
Loss from discontinued operations, net of tax RMBnil for both 2007 and 2006	—	—	(72)	(18)	(139)	(1,440)
Minority interest in discontinued operations, net of tax RMBnil for both 2007 and 2006	—	—	(2,006)	(30)	(230)	(915)

Loss on discontinued operations	—	—	(2,078)	(48)	(369)	(2,355)

Net income	1,852	14,071	7,585	3,558	27,039	16,785

Net income per share
Basic	0.07	0.52	0.46	0.14	1.05	1.01

Diluted	0.07	0.49	0.44	0.13	0.99	0.96

Weighted average shares used in computation:
Basic	26,954,945	26,954,945	16,657,872	25,840,030	25,840,030	16,657,872

Diluted	28,463,653	28,463,653	17,416,220	27,313,061	27,313,061	17,381,019

CHINACAST EDUCATION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the six months ended June 30,
	2007	2007	2006
	US$	RMB	RMB
Cash flows from operating activities:
Net income	3,558	27,039	16,785
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest in continuing operations	319	2,424	4,261
Minority interest in discontinued operations	30	230	915
Depreciation and amortization	384	2,921	6,159
Amortization of deferred share-based compensation	—	—	874
Loss on disposal of property, plant and equipment	—	—	7
Earnings in equity investments	63	479	386
Changes in assets and liabilities:
Accounts receivable	(1,013)	(7,698)	(4,446)
Inventory	(19)	(145)	(1,447)
Prepaid expenses and other current assets	(273)	(2,076)	(589)
Amounts due from related parties	143	1,087	6,976
Accounts payable	621	4,717	6,282
Accrued expenses and other current liabilities	(6,173)	(46,918)	(2,915)
Amount due to related parties	(38)	(292)	(87)
Income taxes payable	345	2,623	5,095
Deferred tax assets	11	86	86
Unrecognised tax benefits	24	750	—

Net cash (used in) provided by operating activities	(1,943)	(14,773)	38,342

Cash flows from investing activities:
Repayment from advance to related parties	238	1,811	16,425
Advance to related parties	(191)	(1,443)	—
Return of deposit for the purchase of equipment	—	—	3,800
Deposits for business acquisition	—	—	(10,000)
Purchase of property and equipment	(171)	(1,298)	(224)
Term deposits	5,459	41,487	(143,081)
Proceeds from disposal of discounted operations, net of cash disposed of	(1,199)	(9,113)	—

Net cash provided by (used in) investing activities	4,136	31,444	(133,080)

Cash flows from financing activities:
Repayment of capital lease obligation	(10)	(76)	(75)
Repayment of advances from related parities	(559)	(4,251)	—

Cash used in financing activities	(569)	(4,327)	(75)

Effect of foreign exchange rate changes	(224)	(1,704)	(3)
Net decrease in cash and cash equivalents	1,400	10,640	(94,816)
Cash and cash equivalents at beginning of the period	36,588	278,067	120,368

Cash and cash equivalents at end of the period	37,988	288,707	25,552